Exhibit 3.1
REPLY! INC.

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
     REPLY! INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), certifies as follows:
     1. The name of the Corporation is Reply! Inc. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 3, 2010.
     2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation of the Corporation.
     3. The Corporation’s Certificate of Incorporation is amended and restated in its entirety to read as follows:
     FIRST: The name of the corporation is Reply! Inc.
     SECOND: The address of the registered office of the Corporation in the State of Delaware is 3500 South DuPont Highway, in the City of Dover, County of Kent. The name of the registered agent at that address is Incorporating Services, Ltd.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.
     FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares of Common Stock the Corporation shall have authority to issue is 35,000,000, $0.001 par value per share, and the total number of shares of Preferred Stock the Corporation shall have authority to issue is 8,146,772, $0.001 par value per share. The Preferred Stock may be issued from time to time in one or more series. The first series of Preferred Stock shall be comprised of one million nine hundred thirty-two thousand six hundred eighty-four (1,932,684) shares and shall be designated “Series A Preferred Stock.” The second series of Preferred Stock shall be comprised of one million two hundred fourteen thousand eighty-eight (1,214,088) shares and shall be designated “Series B Preferred Stock.” As used herein, the terms “Series A Preferred Stock” and “Series B Preferred Stock” without designation shall refer to shares of the Corporation’s Series A Preferred Stock and Series B Preferred Stock, respectively.
     The Board of Directors is hereby authorized, within the limitations and restrictions stated herein, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon a wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but, in respect of decreases, not below the number of shares of such series then outstanding. In case the number of shares of any series should be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolutions originally fixing the number of shares of such series. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.
     The relative rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock and Series B Preferred Stock are as follows:
     1. Dividends. Subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of Preferred Stock shall be entitled to receive if, when and as declared by the Board of Directors, out of funds legally available therefor (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock), dividends at the annual rate of $0.4364 per share of Series A Preferred Stock and $0.5246 per share of Series B Preferred Stock, each as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events (each a “Recapitalization Event”) per share per annum. No dividend may be declared or paid on any shares of Common Stock unless all declared but unpaid dividends described above have first been paid to the holders of Preferred Stock and at the same time an equivalent dividend is declared and paid simultaneously on the Preferred Stock on an as-converted basis (such dividend shall be in addition to those dividends described above). The right to dividends on shares of the Common Stock and Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any period nor shall any undeclared or unpaid dividend bear or accrue interest. Any declared but unpaid dividends will be payable upon a Corporate Sale (as defined herein) or liquidation of the Corporation or upon any redemption by the Corporation pursuant to Section 4, hereof.
     2. Liquidation Preference. In the event of the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:
          (a) First, the holders of Series B Preferred Stock shall be entitled to receive, out of assets legally available for distribution to the stockholders of the Corporation and prior and in preference to any distribution of any assets or property of the Corporation to the holders of Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to $6.5586 (as adjusted for any Recapitalization Event) plus an amount equal to all declared and unpaid dividends with respect thereto. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the stockholders of the Corporation are insufficient to permit the payment to the holders of Series B Preferred Stock of their full preferential amount specified in this Section 2(a), then the entire assets of the Corporation legally available for distribution to stockholders of the Corporation will be distributed among the holders of the Series B Preferred Stock ratably in proportion to the full preferential amount which they would be entitled to receive pursuant to the preceding sentence of this Section 2(a).
          (b) After the full preferential amounts due to the holders of Series B Preferred Stock pursuant to Section 2(a) have been paid or set aside, the holders of Series A Preferred Stock shall be entitled to receive, out of assets legally available for distribution to the stockholders of the Corporation and prior and in preference to any distribution of any assets or property of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal $5.454 (as adjusted for any Recapitalization Event) plus an amount equal to all declared and unpaid dividends with respect thereto. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the stockholders of the Corporation are insufficient to permit the payment to the holders of Series A Preferred Stock of their full preferential amount specified in this Section 2(b), then the entire assets of the Corporation legally available for distribution to stockholders of the Corporation will be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full preferential amount which they would be entitled to receive pursuant to the preceding sentence of this Section 2(b).
          (c) After the full preferential payment has been made to the holders of Preferred Stock pursuant to Sections 2(a) and 2(b), the holders of Common Stock and Preferred Stock shall be entitled to receive the entire remaining assets of the Corporation legally available for distribution to the stockholders of the Corporation ratably in proportion to the shares of Common Stock then held by them and the shares of Common Stock to which they have the right to acquire upon conversion of the Shares of Preferred Stock held by them; provided, however, that at such time as the distribution of assets of the Corporation to the holders of Series A Preferred Stock pursuant to this Section 2(c), shall equal three (3) times (including all amounts received pursuant to Section 2(b)) the Original Series A Price (as defined in Section 5(a) below and as adjusted for any Recapitalization Event) such holders of Series A Preferred Stock shall not be entitled to any further distribution pursuant to this Section 2(c) with respect to shares of Series A Preferred Stock and at such time as the distribution of assets of the Corporation to holders of Series B Preferred Stock pursuant to this Section 2(c), shall equal three (3) times (including all amounts received pursuant to Section 2(a)) the Original Series A Price (as defined in Section 5(a) below and as adjusted for any Recapitalization Event) such holders of Series B Preferred Stock shall not be entitled to any further distribution pursuant to this Section 2(c) with respect to shares of Series B Preferred Stock.
          (d) After payment has been made to the holders of Preferred Stock and Common Stock pursuant to Sections 2(a), 2(b) and 2(c), any remaining assets of the Corporation legally available for distribution to the stockholders of the Corporation shall be distributed ratably among the holders of Common Stock based on the number of shares of Common Stock held by each.
          (e) Priority of Payments in the Event of Contingent Payments. Notwithstanding the foregoing provisions of this Section 2, solely for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Corporate Sale (as defined in Section 2(f) below), at the closing of any Corporate Sale with respect to which amounts are to be legally distributed to the Corporation’s stockholders and at each date after such closing on which additional amounts (such as earn-out payments, escrow amounts or other contingent payments) (collectively, “Contingent Payments”) are to be legally distributed to the Corporation’s stockholders as a result of such Corporate Sale (the closing date and any date on which Contingent Payments are made being, a “Payment Date”), each holder of Preferred Stock shall be entitled to be paid, out of and up to the amount of, the funds and assets actually available for distribution on such Payment Date (i.e., excluding any Contingent Payments not yet paid) an amount for each share of Preferred Stock held upon the closing of such Corporate Sale equal to the greater of the amount of funds and assets to which such holder would have been entitled (x) pursuant to Sections 2(a) and 2(b) above or (y) if all shares of Preferred Stock had converted to Common Stock as of immediately prior to the closing of such Corporate Sale (after taking into account the operation of this Section 2 and treating the distributions actually made to the Corporation’s stockholders on such Payment Date and all prior Payment Dates as having been made simultaneously upon the closing of the Corporate Sale, but excluding any Contingent Payments not yet paid); provided, however, that the fair market value of any non-cash consideration that may be distributed to the Corporation’s stockholders on each Payment Date shall be determined at the date of the closing of the Corporate Sale in accordance with Section 3(g), unless otherwise specified in the definitive agreement for the Corporate Sale.
          (f) Corporate Sale. (i) A merger or consolidation of the Corporation into or with another entity in which the stockholders of the Corporation immediately prior to the transaction shall own less than 50% of the voting securities of the surviving corporation, (ii) the sale, lease or other conveyance (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation (other than to a wholly-owned subsidiary), or (iii) the sale or transfer by the Corporation or its stockholders of more than 50% of the voting power of the Corporation in a transaction or series of related transactions (each a “Corporate Sale”) shall be deemed to be a liquidation within the meaning of this Section 2. Notwithstanding the foregoing, neither (A a merger effected exclusively for the purpose of changing the domicile of the Corporation nor (B) the sale of shares of capital stock of the Corporation in a transaction or series of related transactions effected primarily for equity financing purposes, shall be deemed a liquidation within the meaning of this Section 2.
          (g) Non-cash Distributions. The value of assets or securities distributed pursuant to this Section 2 shall be computed at their fair market value at the time of payment to the Corporation or at the time made available to stockholders, all as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, provided that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the average of the closing sales prices for such securities as quoted on such system or exchange (or the largest such exchange) over the ten (10) trading day period ending five (5) trading days prior to the date the value is to be determined, as reported in the Wall Street Journal or similar publication, and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities over the ten (10) trading day period ending five (5) trading days prior to the date the value is to be determined.

          (h) Consent for Certain Repurchases. Each holder of an outstanding share of Preferred Stock shall be deemed to have consented, for purposes of Sections 502 and 503 of the California Corporations Code, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by directors, employees or consultants (i) upon termination of their employment or services (ii) in connection with other repurchases from employees at the then deemed fair market value of the Common Stock, if approved by the Board of Directors, or (iii) in connection with the exercise by the Corporation of contractual rights of first refusal or first offer pursuant to agreements providing for the right of said repurchase between the Corporation and such persons, provided the terms of such repurchase shall have been approved by the Board of Directors.
     3. Voting Rights.
          (a) General Rights. The holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or written consent of stockholders and, except as otherwise required by law or as set forth herein, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of a share of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock at any annual or special meeting of stockholders of the Corporation, or by written consent, upon the election of directors and upon any other matter submitted to a vote of stockholders, except as otherwise provided herein or those matters required by law to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights (after aggregating all shares of Common Stock into which shares of Preferred Stock held by a holder could be converted) shall be rounded down to the nearest whole number. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.
          (b) Election of Board of Directors. For so long as at least one million (1,000,000) shares of Preferred Stock (subject to adjustment for a Recapitalization Event) remain outstanding and the authorized size of the Corporation’s Board of Directors is seven (7) or more, (i) the holders of Common Stock, voting as a separate class, shall be entitled to elect three (3) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (ii) the holders of Preferred Stock, voting as a separate class, shall be entitled to elect three (3) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors (the “Preferred Stock Directors”); and (iii) the holders of the Common Stock and Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

     4. Redemption.
          (a) Redemption Date and Price. At any time after the fifth anniversary of the Series B Preferred Original Issue Date (as defined herein), but on a date (the “Redemption Date”) within one hundred eighty (180) days after receipt by the Corporation of a written request (a “Redemption Election”), authorized by a written consent executed by a majority of the holders of Preferred Stock or action taken at a meeting of the holders of Preferred Stock, that all or some of the shares of Preferred Stock be redeemed, the Corporation shall, to the extent it may lawfully do so, redeem up to that number of shares specified in the Redemption Election in accordance with the procedures set forth in this Section 4 by paying in cash therefor a sum per share equal to the Original Series A Price or Original Series B Price, to the holders of Series A Preferred Stock and Series B Preferred Stock (each as adjusted for any stock dividends, combinations or splits with respect to such shares), respectively, plus all declared but unpaid dividends on such shares (the “Redemption Price”). The Redemption Price shall be paid in three (3) equal annual installments commencing with a first payment on the Redemption Date. Any redemption effected pursuant to this Section 4(a) shall be made available on a pro rata basis among all of the holders of the Preferred Stock based on the number of shares of Preferred Stock held by such holders.
          (b) Procedure. Subject to the rights of series of Preferred Stock which may from time to time come into existence, within fifteen (15) days following its receipt of the Redemption Election, the Corporation shall mail a written notice, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares eligible to be redeemed from such holder, the Redemption Date, the applicable Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). The holder of any shares of Preferred Stock may exercise such holders’ redemption rights as to such shares or any part thereof, subject to the limitations set forth in Section 4(c) hereof, by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Preferred Stock or at such other place as may designated by the Corporation in the Redemption Notice, at any time within 40 days following the date of receipt of such Redemption Notice by the holder, a written notice (each a “Holder’s Notice”) stating that such holder elects to have redeemed all or part of the shares of Preferred Stock held by the holder which are eligible for redemption in accordance with the Redemption Notice. On or after the Redemption Date, each holder of Preferred Stock that has elected to have shares of Preferred Stock redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. As promptly as practicable after receipt of the surrendered certificate or certificates (and in no event more than 10 days following the Redemption Date) the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the holder, a check for cash with respect to the shares so redeemed. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares
          (c) Effect of Redemption; Insufficient Funds. From and after any Redemption Date, with respect to those shares of Preferred Stock for which the Redemption Price has been paid, all rights of the holders of such shares of Preferred Stock shall cease, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock which may from time to time come into existence, if the funds of the Corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their percentage holdings of the shares to be redeemed. The shares of Preferred Stock with respect to which a Holder’s Notice has been provided to the Corporation but for which the Redemption Price has not yet been paid shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.
     5. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          (a) Right to Convert. Each share of Preferred Stock shall be convertible without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such series of Preferred Stock, at the office of the Corporation or any transfer agent of the Corporation for the Preferred Stock. Each share of Series A Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series A Price by the Series A Conversion Price (determined as provided herein) in effect at the time of conversion. The “Original Series A Price” shall be $5.454 and the initial “Series A Conversion Price” shall be $5.454. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted is hereinafter referred to as the “Series A Conversion Rate” of the Series A Preferred Stock. Each share of Series B Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series B Price by the Series B Conversion Price (determined as provided herein) in effect at the time of conversion. The “Original Series B Price” shall be $6.5586 and the initial “Series B Conversion Price” shall be $6.5586. The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted is hereinafter referred to as the “Series B Conversion Rate” of the Series B Preferred Stock. The Series A Conversion Price and Series B Conversion Price shall be subject to adjustment as set forth in Section 5(c) below.

          (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock at the then effective Conversion Rate, as applicable, immediately upon the earlier of:
               (i) the vote or written consent of the holders of more than fifty percent (50%) of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class; or
               (ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the offer and sale of Common Stock (other than a registration on Form S-8, Form S-4 or comparable or successor forms), with aggregate gross proceeds to the Company and all selling stockholders of at least $45,000,000 (before underwriting discounts, commissions and expenses) (a “Qualified IPO”)” and, if the effective date of such offering is prior to December 31, 2010, the public offering price of which is not less than $11.14 and if the effective date of such offering is after December 31, 2010, the public offering price of which is not less than $19.70 per share (appropriately adjusted for a Recapitalization Event).
          (c) Adjustments to Series A Conversion Price.
               (i) Special Definitions. For purposes of this Section 5(c), the following definitions shall apply.
                    (A) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below).
                    (B) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.
                    (C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5(c)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date (as defined below), other than:
                         (1) shares of Common Stock issued upon conversion of shares of Preferred Stock;
                         (2) shares of Common Stock issued or issuable to officers, directors or employees of, or consultants to, the Corporation pursuant to a warrant, stock grant, option agreement or plan, purchase plan or other employee stock incentive program or other agreement approved by the Board of Directors;
                         (3) shares of Common Stock or other securities issued or issuable in connection with the acquisition by the Corporation of all or part of another business entity by merger, consolidation, purchase of assets or capital stock or other reorganization that in each case has been approved by the Board of Directors;

                         (4) shares of Common Stock or other securities issued or issuable to lease companies, real estate lessors, banks or financial institutions in connection with commercial credit arrangements, equipment financings, leases or similar transactions that in each case has been approved by the Board of Directors; provided such issuances are for other than primarily equity financing;
                         (5) shares of Common Stock or Preferred Stock issuable upon exercise of warrants outstanding as of the Series B Original Issue Date (as defined below);
                         (6) shares of Common Stock issued in connection with a transaction described in Section 5(c)(vi);
                         (7) shares of Common Stock or other securities issued or issuable in connection with a strategic investment and/or acquisition of technology or intellectual property approved by the Board of Directors;
                         (8) shares of Common Stock issued in a Qualified IPO;
                         (9) shares of Series B Preferred Stock issued or issuable in connection with the conversion of the secured subordinated convertible promissory notes issued pursuant to that certain Secured Note Purchase Agreement dated August 27, 2008; and
                         (10) shares of Common Stock issued or issuable by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (1) through (9).
                    (D) “Original Issue Date” shall mean, with respect to any series of Preferred Stock, the date on which shares of such series are first issued by the Corporation.
               (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a series of Preferred Stock shall be made with respect to the issuance of Additional Shares of Common Stock after the Original Issue Date of any series of Preferred Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for such series in effect on the date of, and immediately prior to, such issue.
               (iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of the Convertible Securities shall be deemed to be Additional Shares of

Common Stock issued as of the time of the issuance of such Option or Convertible Security or, in case such a record date shall have been fixed, as of the close of business on such record date:
                    (A) except as provided in Section 5(c)(iii)(B) and 5(c)(iii)(C) below, no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;
                    (B) if such Options or Convertible Securities by then- terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;
                    (C) upon the expiration of any such Options or Convertible Securities, the Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Options or Convertible Securities; and
                    (D) no readjustment pursuant to Section 5(c)(iii) clauses (B) and (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the Conversion Price on the original adjustment date or (2) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.
               (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock Below Purchase Price. In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(c)(iii)), after the Original Issue Date of any series of Preferred Stock without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue (such issuance price being referred to herein as the “Dilution Price”), then and in each such event the Conversion Price for such series shall automatically be adjusted as set forth in this Section 5(c)(iv), unless otherwise provided in this Section 5(c)(i).
                    (A) Adjustment Formula. Whenever the Conversion Price is adjusted by this Section 5(c)(iv), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purposes of this Section 5(c)(iv), the number of outstanding shares of Common Stock shall be deemed to include the Common Stock issuable upon conversion of all outstanding Preferred Stock, upon conversion or exercise of any other outstanding Convertible Securities and upon exercise of all reserved Options (and assuming conversion of Convertible Securities issuable upon exercise of Options). Notwithstanding the foregoing, the holders of a majority of the then-outstanding shares of Preferred Stock, determined on an as-converted basis, may waive any conversion adjustment to the Conversion Price with respect to all (but not less than all) of the Preferred Stock with the execution of a written waiver.
               (v) Determination of Consideration. For purposes of this Section 5(c), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common Stock shall be computed as follows:
                    (A) Cash and Property: Such consideration shall:
                         (1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;
                         (2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined by Board of Directors in the good faith exercise of its reasonable business judgment; and
                         (3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.
                    (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(c), relating to Options and Convertible Securities, shall be determined by dividing:
                         (1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
                         (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
               (vi) Other Adjustments to Conversion Price.
                    (A) Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock after the Original Issue Date of a series of Preferred Stock, the Conversion Price for such series in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.
                    (B) Distributions Other Than Cash Dividends Out of Retained Earnings. In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than shares of Common Stock and other than as otherwise adjusted in this Section 5(c)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their shares of Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock.
                    (C) Adjustment for Common Stock Dividends and Distributions. If, after the Original Issue Date of a series of Preferred Stock, the Corporation at any time or from time to time makes, or fixes a record date for determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price for such series that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction, (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 5(c)(vi)(C) to reflect the actual payment of such dividend or distribution.
                    (D) Reclassifications and Reorganizations. In the case, at any time after the Original Issue Date of a series of Preferred Stock, of any capital reorganization (except as provided in Section 2(d)) or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of the Preferred Stock shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which a holder of such shares would have been entitled if, immediately prior to such reorganization or reclassification, such holder had converted such holder’s shares of the Preferred Stock into Common Stock. The provisions of this Section 5(c)(vi)(D) shall similarly apply to successive reorganizations, reclassifications, consolidations or Corporate Sales.
          (d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of a share of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based including the consideration received for any Additional Shares of Common Stock issued. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect for the series of Preferred Stock and (iii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of each share of Preferred Stock.
          (e) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the headquarters of the Corporation or of any transfer agent for the Corporation and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 5(b) hereof). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 5(b) hereof such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in Section 5(b)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the occurrence of either of the events specified in Section 5(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.
          (f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair value of one share of Common Stock as of and upon the conversion of such shares of Preferred Stock. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock.
          (g) No Dilution or Impairment. Without the consent of the holders of Preferred Stock in accordance with Section 6, the Corporation will not amend its Certificate of Incorporation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.
          (h) Status of Redeemed or Converted Stock. No shares of Preferred Stock which have been converted into Common Stock or redeemed after the original issuance thereof shall ever again be reissued and all such shares so converted or redeemed shall upon such conversion or redemption, as applicable, be appropriately canceled on the books of the Corporation and shall be restored to the status of authorized but unissued Preferred Stock of the Corporation, undesignated as to series.
          (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (j) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.
     6. Protective Provisions. In addition to any other rights provided by law,
          (a) So long as any shares of Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class:
               (i) increase or decrease the number of authorized shares of Preferred Stock (or any series thereof) or Common Stock;
               (ii) authorize or create (by reclassification, merger or otherwise) any new class or series of Preferred Stock having rights, preferences or privileges senior to or being in parity with the Series B Preferred Stock, provided, however, that no consent shall be required for any equity financing in which:
                    (A) the pre-money, fully-diluted valuation of the Corporation equals or exceeds one hundred forty million dollars ($140,000,000) and the Corporation sells equity securities with a minimum aggregate value of ten million dollars ($10,000,000), and
                    (B) the equity securities in any such equity financing are pari pasu with the Series B Preferred Stock, and such issuance does not have an adverse effect on the rights, preferences or privileges of the holders of the Series B Preferred Stock, including rights under contract;
               (iii) declare or pay a dividend on or repurchase any shares of Common Stock or Preferred Stock (excluding employee share repurchases at cost upon termination of employment or pursuant to the redemption provision set forth herein);
               (iv) enter into any transaction or series of related transactions that would constitute a Corporate Sale pursuant to Section 2(f) above;
               (v) increase or decrease the size of the Board of Directors (other than in connection with an equity financing for which the consent of the Preferred Stock holders is not required under Section 6(a)(ii) above);
               (vi) amend the Amended and Restated Certificate of Incorporation or Bylaws of the Corporation (other than in connection with an equity financing for which the consent of the Preferred Stock holders is not required under Section 6(a)(ii) above); or

               (vii) grant to any stockholder of the Corporation any demand, piggyback or S-3 registration rights superior to those of the Preferred Stock.
          (b) So long as any Series B Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series B Preferred Stock, voting together as a class:
               (i) amend or repeal any provision of, or add any provision to, the Corporation’s Amended and Restated Certificate of Incorporation or Bylaws (including pursuant to a merger) if such action changes the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Series B Preferred Stock.
          (c) So long as any Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series A Preferred Stock, voting together as a class:
     amend or repeal any provision of, or add any provision to, the Corporation’s Amended and Restated Certificate of Incorporation or Bylaws (including pursuant to a merger) if such action changes the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Series A Preferred Stock.
     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
     B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
     C. On and after the closing date of the first sale of the Corporation’s Common Stock pursuant to a firmly underwritten registered public offering (the “IPO”), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. At all times prior to such sale, unless otherwise provided by law, any action which may otherwise be taken at any meeting of the stockholders may be taken without a meeting and without prior notice, if a written consent describing such actions is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     D. Special meetings of stockholders of the Corporation may be called only by a majority of the members of the Board of Directors then in office.
     SIXTH:
     A. The number of directors shall initially be seven (7) and upon the closing of an IPO shall be set at six (6). Thereafter, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Upon the closing of an IPO, the directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the first annual meeting of the stockholders following the IPO; the term of office of the second class (Class II) to expire at the second annual meeting of stockholders held following the IPO; the term of office of the third class (Class III) to expire at the third annual meeting of stockholders; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. Subject to the rights of the holders of any series of Preferred Stock then outstanding, a vacancy resulting from the removal of a director by the stockholders as provided in Article SIXTH, Section C below may be filled by a majority vote of the directors then in office, though less than a quorum, by the sole remaining director or a special meeting of the stockholders held for that purpose. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.
     B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause, by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the sole remaining director, or by the stockholders as provided in Article SIXTH, Section A above. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.
     SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
     EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (C) under Section 174 of the Delaware General Corporation Law, or (D) for any transaction from which the director derived an improper personal benefit.
     If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
     Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Article FIFTH, Article SIXTH, Article SEVENTH or Article EIGHTH.

          IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed on behalf of the Corporation by Payam Zamani, its President and Chief Executive Officer this 29th day of March, 2010.

REPLY! INC.
By:	/s/ Payam Zamani
Payam Zamani President and Chief Executive Officer

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